Exhibit 99.1

ULTA BEAUTY ANNOUNCES FIRST QUARTER FISCAL 2020 RESULTS

Temporary store closures in response to COVID-19 significantly impacted sales and earnings

Proactive actions taken to increase financial flexibility during quarter

Net Sales of $1,173.2 million compared to $1,743.0 million in the year-ago quarter

Comparable Sales decreased (35.3%)

Net Loss of ($78.5) million or ($1.39) per dilutive share

Bolingbrook, IL – May 28, 2020 – Ulta Beauty, Inc. (NASDAQ: ULTA) today announced financial results for the first quarter ended May 2, 2020.

“Fiscal 2020 started off well, with good growth in comparable store sales, market share, and our Ultamate Rewards loyalty program through mid-March. However, the rapid escalation of COVID-19 resulted in significant disruption to our operations. For much of the first quarter, Ulta Beauty operated as a digital-only business, and while e-commerce sales exceeded our expectations, it was not enough to fully offset the impact of our store closings,” said Mary Dillon, chief executive officer.  “As we have navigated the pandemic, our priority for every decision has been to protect the well-being of our associates and guests, and I am incredibly proud and appreciative of how quickly our teams adjusted to the dynamic environment.”

“With safety continuing to guide our decisions, we have begun to reopen stores, and today more than 800 stores offer curbside pickup and more than 330 stores are open to guests.  While it is still early, we have seen stronger-than-expected sales in reopened stores, and we’re seeing great engagement with our salon services, where available,” continued Dillon. “At Ulta Beauty, we have a strong, differentiated operating model, a brand that is known and loved, and passionate and optimistic associates, and I am confident we will emerge from this crisis well positioned to accelerate our market share gains and extend our competitive advantages.”

COVID-19 Response

The Company has taken decisive actions to protect the safety of its associates and guests and to manage its business through the fluid and challenging environment resulting from the COVID-19 pandemic.  On March 19, 2020, the Company temporarily closed all of its stores in an effort to help contain the spread of the virus, while continuing to support its essential e-commerce operations. On April 19, 2020, many of the store and salon associates were temporarily furloughed.

In addition, the Company has taken multiple steps to reinforce the Company’s financial strength and preserve liquidity including:

•	drawing down $800.0 million under its $1.0 billion revolving credit facility;
•	suspending new hires, and deferring merit increases for all corporate, store, and salon associates;
•	reducing marketing, travel and other discretionary expenses;
•	moderating the pace of investment to support international capabilities;
•	aligning inventory receipts with current sales trends;
•	prioritizing payment obligations;
•	reducing planned new store openings, relocations and remodel projects; and
•	suspending its stock repurchase program.

As result of these and other actions, the Company ended the quarter with $1.2 billion in cash, cash equivalents, and short term investments. The Company is confident that it currently has sufficient liquidity to fund its operations.

On April 23, 2020, the Company launched curbside pickup in select stores, consistent with state and local guidelines. On May 11, 2020, the Company began to reopen select stores. As of today, 333 stores are open to guests, and 840 stores offer curbside pickup. As the impact of COVID-19 varies by region, the Company plans to continue to reopen stores and expand its service offerings on a phased timeline, taking a thoughtful, measured approach based on a variety of criteria, including state and local guidelines.

For the First Quarter of Fiscal 2020

•	Net sales decreased 32.7% to $1,173.2 million compared to $1,743.0 million in the first quarter of fiscal 2019 due to the impact of COVID-19.
•

Comparable sales (sales for stores open at least 14 months, including stores temporarily closed due to COVID-19, and e-commerce sales) decreased 35.3% compared to an increase of 7.0% in the first quarter of fiscal 2019. The 35.3% comparable sales decrease was driven by a decline of 38.6% in transactions which was partially offset by a 3.3% increase in average ticket.

•

Gross profit decreased to $303.6 million compared to $644.8 million in the first quarter of fiscal 2019. As a percentage of net sales, gross profit decreased to 25.9% compared to 37.0% in the first quarter of fiscal 2019, primarily due to deleverage of fixed store costs, pressure from channel mix shifts, and deleverage of salon expenses due to lower sales. These pressures were partially offset by lower promotional activity.

•

Selling, general and administrative (“SG&A”) expenses decreased to $380.9 million compared to $403.1 million in the first quarter of fiscal 2019. Lower store expenses and lower marketing expenses were partially offset by higher expenses related to strategic growth investments made in fiscal 2019. As a percentage of net sales, SG&A expenses increased to  32.5% compared to 23.1% in the first quarter of fiscal 2019, primarily due to deleverage related to lower sales resulting from the impact of COVID-19.

•	Impairment charges of $19.5 million were driven by the impairment of some tangible long-lived assets and operating lease assets associated with certain retail stores.
•

Pre-opening expenses increased to $4.6 million compared to $4.2 million in the first quarter of fiscal 2019. Real estate activity in the first quarter of fiscal 2020 included 11 new stores and one relocated store, compared to 22 new stores and one remodeled store in the first quarter of fiscal 2019.

•	Operating loss was $101.5 million, or 8.7% of net sales, compared to operating income of $237.5 million, or 13.6% of net sales, in the first quarter of fiscal 2019.
•

Tax rate increased to 23.6% compared to 19.8% in the first quarter of fiscal 2019. The higher effective tax rate is primarily due to income tax accounting for share-based compensation in the first quarter of fiscal 2019.

•	Net loss was $78.5 million compared to net income of $192.2 million in the first quarter of fiscal 2019.
•

Diluted loss per share was $1.39, compared to diluted earnings per share of $3.26 in the first quarter of fiscal 2019, which included a $0.18 benefit due to income tax accounting for share-based compensation.

Balance Sheet

The Company ended the first quarter of fiscal 2020 with $1,153.5 million in cash, cash equivalents and short-term investments.

Merchandise inventories, net at the end of first quarter of fiscal 2020 totaled $1,340.6 million compared to $1,250.0 million at the end of the first quarter of fiscal 2019, representing an increase of $90.5 million. The increase in total inventory was driven by 68 net new stores and the impact of the temporary closing of all Ulta Beauty stores for most of the quarter. Average inventory per store increased 1.5% compared to the first quarter of fiscal 2019.

During the first quarter of fiscal 2020,  as a precautionary measure during the economic uncertainty due to COVID-19 and to enhance financial flexibility, the Company drew down $800 million under its $1.0 billion credit facility.

Share Repurchase Program

During the first quarter fiscal 2020, the Company repurchased 326,970 shares of its common stock at a cost of $73.0 million. As of May 2, 2020, $1.58 billion remained available under the $1.6 billion share repurchase program announced in March 2020. On April 2, 2020, the Company announced that the repurchase program has been suspended in order to preserve financial flexibility.

Store Expansion

During the first quarter of fiscal 2020, the Company opened 11 stores located in College Point, NY; Enfield, CT; Fort Myers, FL (2); Gillette, WY; Indio, CA; Klamath Falls, OR; Monroeville, PA; Paramus, NJ; Portland, OR; and Roseburg, OR. The Company ended the first quarter of fiscal 2020 with 1,264 stores and square footage of 13,294,607, representing a 5.7% increase in square footage compared to the first quarter of fiscal 2019. In addition, the Company permanently closed one store.

Fiscal 2020 Outlook

Given the uncertainty related to the COVID-19 pandemic, the Company withdrew its guidance for fiscal 2020 on March 17, 2020 and is not providing an earnings outlook at this time.  However, the Company is providing some updated assumptions for fiscal 2020:

•

Given the current environment, the Company has reduced its new store opening and relocation plans. The Company now expects to open between 30 and 40 new stores and execute approximately three relocation projects. The Company will continue to evaluate these plans based on demand and location economics, including committed costs incurred; and

•	The Company has reduced its capital expenditure plan for fiscal 2020, and currently anticipates capital expenditures will be between $200 and $210 million.

Conference Call Information

A conference call to discuss first quarter of fiscal 2020 results is scheduled for today, May 28, 2020, at 5:00 p.m. Eastern Time / 4:00 p.m. Central Time. Investors and analysts interested in participating in the call are invited to dial (877) 705‑6003. The conference call will also be webcast live at http://ir.ultabeauty.com. A replay of the webcast will remain available for 90 days. A replay of the conference call will be available until 11:59 p.m. ET on June 11, 2020 and can be accessed by dialing (844) 512‑2921 and entering conference ID number 13702828.

About Ulta Beauty

At Ulta Beauty (NASDAQ: ULTA), the possibilities are beautiful. Ulta Beauty is the largest U.S. beauty retailer and the premier beauty destination for cosmetics, fragrance, skin care products, hair care products and salon services.  In 1990, the Company reinvented the beauty retail experience by offering a new way to shop for beauty – bringing together all things beauty, all in one place. Today, Ulta Beauty has grown to become the top national retailer offering the complete beauty experience.

Ulta Beauty brings possibilities to life through the power of beauty each and every day in our stores and online with more than 25,000 products from approximately 500 well-established and emerging beauty brands across all categories and price points, including Ulta Beauty’s own private label. Ulta Beauty also offers a full-service salon in every store featuring hair, skin, brow, and make-up services.

Ulta Beauty is recognized for its commitment to personalized service, fun and inviting stores and our industry-leading Ultamate Rewards loyalty program. Ulta Beauty operates retail stores across 50 states and also distributes its products through its website, which includes a collection of tips, tutorials, and social content. For more information, visit www.ulta.com.

Forward‑Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect the company’s current views with respect to, among other things, future events and financial performance. These statements can be identified by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans,” “estimates,” “targets,” “strategies” or other comparable words. Any forward-looking statements contained in this press release are based upon the company’s historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the company or any other person that the future plans, estimates, targets, strategies or expectations contemplated by the company will be achieved. Such forward-looking statements are subject to various risks and uncertainties, which include, without limitation:

•

The uncertain negative impacts the coronavirus (COVID-19) has had, and will continue to have, on the company’s business, financial condition, profitability, cash flows and supply chain, as well as consumer spending;

•	epidemics, pandemics like COVID-19 or natural disasters that have and could continue to negatively impact the company’s sales;
•	changes in the overall level of consumer spending and volatility in the economy, including as a result of the COVID-19 pandemic;
•	the company’s ability to sustain its growth plans and successfully implement our long-range strategic and financial plan;
•	the company’s ability to gauge beauty trends and react to changing consumer preferences in a timely manner;
•	the possibility that the company may be unable to compete effectively in its highly competitive markets;
•	the company’s ability to execute its Efficiencies for Growth cost optimization program;
•	the possibility that cybersecurity breaches and other disruptions could compromise the company’s information or result in the unauthorized disclosure of confidential information;
•	the possibility of material disruptions to the company’s information systems;
•

the possibility that the capacity of the company’s distribution and order fulfillment infrastructure and the performance of its newly opened and to be opened distribution centers may not be adequate to support its recent growth and expected future growth plans;

•	changes in the wholesale cost of the company’s products;
•	the possibility that new store openings and existing locations may be impacted by developer or co-tenant issues;
•	the company’s ability to attract and retain key executive personnel;
•	the company’s ability to successfully execute its common stock repurchase program or implement future common stock repurchase programs; and
•

other risk factors detailed in the company’s public filings with the Securities and Exchange Commission (the SEC), including risk factors contained in its Annual Report on Form 10‑K for the fiscal year ended February 1, 2020, as such may be amended or supplemented in its subsequently filed Quarterly Reports on Form 10-Q.

The company’s filings with the SEC are available at www.sec.gov. Except to the extent required by the federal securities laws, the Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contacts:

Kiley Rawlins, CFA

Vice President, Investor Relations

krawlins@ulta.com

(331) 757-2206

Patrick Flaherty

Senior Manager, Investor Relations

pflaherty@ulta.com

(331) 253-3521

Media Contact:

Eileen Ziesemer

Vice President, Public Relations

eziesemer@ulta.com

(708) 305-4479

Exhibit 1

Ulta Beauty, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

	13 Weeks Ended
	May 2,		May 4,
	2020		2019
	(Unaudited)		(Unaudited)
Net sales	$1,173,210	100.0%	$1,743,029	100.0%
Cost of sales	869,605	74.1%	1,098,182	63.0%
Gross profit	303,605	25.9%	644,847	37.0%

Selling, general and administrative expenses	380,912	32.5%	403,133	23.1%
Impairment charges	19,542	1.7%	—	0.0%
Pre-opening expenses	4,635	0.4%	4,174	0.2%
Operating income (loss)	(101,484)	(8.7%)	237,540	13.6%
Interest expense (income), net	1,272	(0.1%)	(2,046)	0.1%
Income (loss) before income taxes	(102,756)	(8.8%)	239,586	13.7%
Income tax expense (benefit)	(24,247)	(2.1%)	47,365	2.7%
Net income (loss)	$(78,509)	(6.7%)	$192,221	11.0%

Net income (loss) per common share:
Basic	$(1.39)		$3.28
Diluted	$(1.39)		$3.26

Weighted average common shares outstanding:
Basic	56,419		58,631
Diluted	56,419		58,993

Exhibit 2

Ulta Beauty, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	May 2,	February 1,	May 4,
	2020	2020	2019
	(Unaudited)		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,043,540	$392,325	$326,831
Short-term investments	110,000	110,000	195,000
Receivables, net	88,691	139,337	110,046
Merchandise inventories, net	1,340,566	1,293,701	1,250,037
Prepaid expenses and other current assets	97,041	103,567	137,173
Prepaid income taxes	48,982	16,387	245
Total current assets	2,728,820	2,055,317	2,019,332

Property and equipment, net	1,148,341	1,205,524	1,205,919
Operating lease assets	1,583,490	1,537,565	1,479,132
Goodwill	10,870	10,870	10,870
Other intangible assets, net	3,159	3,391	4,085
Deferred compensation plan assets	25,388	27,849	23,910
Other long-term assets	30,483	23,356	23,105
Total assets	$5,530,551	$4,863,872	$4,766,353

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$466,043	$414,009	$407,345
Accrued liabilities	173,310	246,088	227,156
Deferred revenue	216,330	237,535	182,993
Current operating lease liabilities	240,496	239,629	211,432
Accrued income taxes	—	—	16,679
Total current liabilities	1,096,179	1,137,261	1,045,605

Non-current operating lease liabilities	1,748,245	1,698,718	1,654,401
Long-term debt	800,000	—	—
Deferred income taxes	95,276	89,367	90,384
Other long-term liabilities	36,892	36,432	34,395
Total liabilities	3,776,592	2,961,778	2,824,785

Commitments and contingencies

Total stockholders’ equity	1,753,959	1,902,094	1,941,568
Total liabilities and stockholders’ equity	$5,530,551	$4,863,872	$4,766,353

Exhibit 3

Ulta Beauty, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	13 Weeks Ended
	May 2,	May 4,
	2020	2019
	(Unaudited)	(Unaudited)
Operating activities
Net income (loss)	$(78,509)	$192,221
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	76,626	71,810
Non-cash lease expense	70,863	75,231
Impairment charges	19,542	—
Deferred income taxes	5,909	6,520
Stock-based compensation expense	6,182	6,030
Loss on disposal of property and equipment	1,521	1,365
Change in operating assets and liabilities:
Receivables	50,646	8,654
Merchandise inventories	(46,865)	(35,708)
Prepaid expenses and other current assets	6,526	(24,317)
Income taxes	(32,595)	33,431
Accounts payable	46,965	3,329
Accrued liabilities	(63,927)	9,971
Deferred revenue	(21,205)	(16,061)
Operating lease liabilities	(68,976)	(67,635)
Other assets and liabilities	2,979	6,837
Net cash provided by (used in) operating activities	(24,318)	271,678

Investing activities
Short-term investments, net	—	(195,000)
Capital expenditures	(41,474)	(71,836)
Purchases of equity investments	(5,386)	(12,736)
Net cash used in investing activities	(46,860)	(279,572)

Financing activities
Proceeds from long-term debt	800,000	—
Repurchase of common shares	(72,981)	(107,399)
Stock options exercised	250	42,056
Purchase of treasury shares	(3,002)	(9,183)
Debt issuance costs	(1,799)	—
Net cash provided by (used in) financing activities	722,468	(74,526)

Effect of exchange rate changes on cash and cash equivalents	(75)	—
Net increase (decrease) in cash and cash equivalents	651,215	(82,420)
Cash and cash equivalents at beginning of period	392,325	409,251
Cash and cash equivalents at end of period	$1,043,540	$326,831

Exhibit 4

2020 Store Expansion

	Total stores open	Number of stores	Number of stores	Total stores
	at beginning of the	opened during the	closed during the	open at
Fiscal 2020	quarter	quarter	quarter	end of the quarter
1st Quarter	1,254	11	1	1,264

Gross square feet for
	Total gross square	stores opened or	Gross square feet for	Total gross square
	feet at beginning of	expanded during the	stores closed	feet at end of the
Fiscal 2020	the quarter	quarter	during the quarter	quarter
1st Quarter	13,193,076	111,894	10,363	13,294,607